UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2016

HARVEST NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10762	77-0196707
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(Address of principal executive offices) (Zip Code)

(281) 899-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Sale and Purchase Agreement

On December 21, 2016, Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), and its wholly owned subsidiary, HNR Energia BV, a Curacao company (“HNR Energia”), entered into a sale and purchase agreement (the “Sale and Purchase Agreement”) with BW Energy Gabon Pte. Ltd, a private Singapore company (the “Purchaser”). Under the Sale and Purchase Agreement, HNR Energia agreed to sell to the Purchaser all of HNR Energia’s 100% ownership interest in Harvest Dussafu B.V., a Netherlands private limited liability company (“Harvest Dussafu”) (the “Transaction”). Harvest Dussafu owns a 66.67% interest in the Dussafu production sharing contract covering a 210,000 acre area located offshore Gabon. All of the Company’s oil and gas interests in Gabon will be sold under the Sale and Purchase Agreement.

Total Transaction consideration is $32 million. At the closing of the Transaction (the “Closing”), the Purchaser will pay $29.5 million to HNR Energia, subject to certain pre- and post-Closing adjustments. The remaining $2.5 million of Transaction consideration was deposited into an escrow account upon the execution of the Sale and Purchase Agreement and will be held for up to six months after the Closing to fund termination fees and satisfy indemnification claims under the Sale and Purchase Agreement. Net proceeds of the Transaction are expected to be approximately $29.7 million, taking into account taxes and Transaction costs, but disregarding any purchase price adjustments and payments from escrow.

BW Offshore Singapore Pte. Ltd, an affiliate of the Purchaser and BW Offshore Limited, a global provider of floating production services to the oil and gas industry, has guaranteed the obligations of the Purchaser under the Sale and Purchase Agreement.

The board of directors of the Company (the “Board”) unanimously determined that the Transaction is in the best interest of the Company’s stockholders and approved the Transaction, subject to approval by the Company’s stockholders.

Closing Conditions

The Closing of the Transaction is subject to the following conditions, in addition to customary closing conditions:

•	the approval of the Transaction by the holders of a majority of the outstanding shares of the Company’s common stock (the “Stockholder Approval”); and

•	the approval of the Transaction by the Government of Gabon, which consists of approvals by the Gabonese Minister in charge of Economy and the Gabonese Minister in charge of Oil.

The Purchaser’s ability to secure financing is not a condition to the Closing of the Transaction.

No Shop and Fiduciary Out

The Sale and Purchase Agreement prohibits the Company and HNR Energia from soliciting an alternative “Acquisition Proposal” (as defined in the Sale and Purchase Agreement) to acquire the Company’s interests in Gabon and prohibits the Board from withdrawing or modifying, in a manner adverse to the Purchaser, its recommendation that the Company’s stockholders approve the Transaction. However, if prior to receipt of the Stockholder Approval the Company has received an unsolicited, bona fide written Acquisition Proposal and the Board determines in good faith that the Acquisition Proposal constitutes or is reasonably expected to result in a “Superior Proposal” (as defined in the Sale and Purchase Agreement), the Company may participate in discussions or negotiations regarding the Acquisition Proposal. The Company may terminate the Sale and Purchase Agreement and enter into an agreement with respect to a Superior Proposal, but only after satisfying certain conditions under the Sale and Purchase Agreement, including engaging in good faith negotiations with the Purchaser to amend the Sale and Purchase Agreement such that the alternative acquisition agreement no longer constitutes a Superior Proposal.

Outside the context of a Superior Proposal, the Board may change its recommendation that the Company’s stockholders approve the Transaction only if there occurs a change, event or development which (i) is material, (ii) does not relate to any alternative Acquisition Proposal and (iii) was not known to the Board upon the execution date of the Sale and Purchase Agreement, and the Board determines in good faith that the failure to change its recommendation to stockholders would constitute a breach of its fiduciary duties under applicable law. Prior to changing its recommendation, the Board also must take certain steps to engage in good faith negotiations with the Purchaser to amend the Sale and Purchase Agreement in a manner that eliminates the Board’s need to change its recommendation. A change in recommendation alone would not relieve the Company from its obligation to file a proxy statement and convene a stockholder meeting to vote on the proposed Transaction, as required under the Sale and Purchase Agreement.

Termination Matters

The Sale and Purchase Agreement contains the following termination provisions, among other termination provisions:

•	HNR Energia or the Purchaser may terminate the Sale and Purchase Agreement if the Stockholder Approval has not been obtained following a stockholder meeting held to approve the Transaction. Under such circumstances, if (i) at the time of the meeting, there is an outstanding alternative Acquisition Proposal that has been publicly disclosed (and not withdrawn), and (ii) the Company or any of its subsidiaries enters into an acquisition agreement with respect to the Acquisition Proposal within 12 months of the termination of the Sale and Purchase Agreement, the Company must pay the Purchaser a termination fee of $1.12 million.

•	HNR Energia or the Purchaser may terminate the Sale and Purchase Agreement if, outside the context of a Superior Proposal, the Board changes its recommendation that the Company’s stockholders approve the Transaction (as described above in the second paragraph under “No Shop and Fiduciary Out”). If the Sale and Purchase Agreement is terminated by HNR Energia under such circumstances, the Company must pay the Purchaser a termination fee of $1.12 million.

•	HNR Energia or the Purchaser may terminate the Sale and Purchase Agreement if there has been a breach of the representations, warranties or covenants of the counterparty (which, from the perspective of the Purchaser, includes the Company) and the breach is incapable of remedy or is not remedied within 30 days after written notice of the breach. If the Sale and Purchase Agreement is terminated by HNR Energia under such circumstances, the Purchaser must pay HNR Energia the $2.5 million escrow amount and any accrued interest as liquidated damages.

•	HNR Energia or the Purchaser may terminate the Sale and Purchase Agreement if the Closing has not occurred (for whatever reason) within 90 days from the execution date of the Sale and Purchase Agreement (the “Longstop Date”). Additionally, HNR Energia or the Purchaser may terminate the Sale and Purchase Agreement if it becomes manifestly apparent that any condition(s) under the Sale and Purchase Agreement will not be satisfied by the Longstop Date, provided that the failure to satisfy such condition(s) did not result from any breach of the Sale and Purchase Agreement by the party seeking to terminate.

•	The parties to the Sale and Purchase Agreement will continue to be liable for claims arising from any breach of the Sale and Purchase Agreement prior to the date of termination; provided that, under such circumstances, (i) the Purchaser’s aggregate monetary liability under the Sale and Purchase Agreement will be limited to the $2.5 million escrow amount and any accrued interest, and (ii) HNR Energia’s and the Company’s aggregate monetary liability under the Sale and Purchase Agreement will be limited to $2.5 million.

Other Material Terms

The Transaction will have an effective date of October 1, 2016 for accounting purposes.

The Sale and Purchase Agreement also contains customary representations, warranties and covenants. These representations, warranties and covenants were made only for purposes of the Sale and Purchase Agreement and as of specific dates, are solely for the benefit of the parties to the Sale and Purchase Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Sale and Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, the Purchaser or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Sale and Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company, the Purchaser or their subsidiaries or affiliates.

The descriptions of the Sale and Purchase Agreement and guarantee of BW Offshore Singapore Pte. Ltd in this Form 8-K are summaries and are qualified by reference to the complete documents, which are attached to this Form 8-K as Exhibits 2.1 and 10.1, respectively, and which are incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On December 22, 2016, the Company issued a press release announcing the execution of the Sale and Purchase Agreement and providing an update concerning plans for the dissolution of the Company. The press release is furnished as Exhibit 99.1 to this Form 8-K.

Important Information About the Transaction and Additional Information

The Company and its directors and officers and the Purchaser and its principals and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Transaction. Information about the Company’s directors and executive officers and their ownership of Company stock is set forth in the proxy statement relating to Harvest’s 2016 annual meeting of stockholders, which was filed with the Securities and Exchange Commission (the “SEC”) on August 2, 2016. Other information regarding the participants in the proxy solicitation, and a description of their direct and indirect interests, will be contained in the proxy statement relating to the proposed Transaction and other relevant materials to be filed with the SEC when they become available, which may be obtained free of charge at the SEC web site at www.sec.gov. Investors should read the proxy statement carefully when it becomes available before making any voting decision because it will contain important information about the proposed Transaction.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

2.1.	Sale and Purchase Agreement, dated as of December 21, 2016, by and among HNR Energia, B.V., Harvest Natural Resources, Inc. and BW Energy Gabon Pte. Ltd†

10.1	Guarantee, dated as of December 21, 2016, by BW Offshore Singapore Pte. Ltd in Favour of HNR Energia B.V.

99.1	Press Release of Harvest Natural Resources, Inc., dated December 22, 2016

†	Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVEST NATURAL RESOURCES, INC.

Dated: December 28th, 2016

	By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1.	Sale and Purchase Agreement, dated as of December 21, 2016, by and among HNR Energia, B.V., Harvest Natural Resources, Inc. and BW Energy Gabon Pte. Ltd†

10.1	Guarantee, dated as of December 21, 2016, by BW Offshore Singapore Pte. Ltd in Favour of HNR Energia B.V.

99.1	Press Release of Harvest Natural Resources, Inc., dated December 22, 2016

†	Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.